Exhibit 10.6

EMPLOYMENT AGREEMENT
THIS EMPLOYMENT AGREEMENT (the "Agreement"), by and between PHYSICIANS REALTY TRUST, a Maryland trust (the "Company"), and JOHN W. LUCEY (the "Executive") is entered into and effective on this 6th day of November, 2019 (the "Effective Date").
WHEREAS, the Company and the Executive entered into an Employment Agreement (the "Prior Agreement") effective February 28, 2018, providing for the Executive's employment and setting forth the terms and conditions for such employment; and
WHEREAS, the Company and the Executive desire to terminate the Prior Agreement and to enter into the Agreement to provide for certain changes to the terms and conditions of the Executive's employment by the Company, as reflected in the Agreement.
NOW THEREFORE, in consideration of the mutual covenants herein contained, the parties, intending to be legally bound, hereby agree as follows:
1.EMPLOYMENT
The Company hereby agrees to employ the Executive as its Chief Accounting and Administrative Officer (the "CAAO") upon the terms and conditions herein contained, and the Executive hereby agrees to accept such employment and to serve in such position. As CAAO, the Executive will have those duties which can reasonably be expected to be performed by a person in such position and shall undertake such other responsibilities as may be assigned to the Executive by the Company's Chief Executive Officer ("CEO") from time to time. For purposes of the Agreement, all references to the "Board" shall mean the Board of Trustees. In such capacity, the Executive shall report to the Company's Board and shall have such powers and responsibilities consistent with his position as may be assigned. Throughout the Employment Term, the Executive shall devote his best efforts and all of his business time and services to the business and affairs of the Company.
2.TERM OF AGREEMENT
Subject to earlier termination as herein provided, the Executive's employment under the Agreement shall continue in effect until December 31, 2022 (the "Initial Term"). The Agreement will automatically renew, subject to earlier termination as herein provided, for successive one (1) year periods (the "Additional Terms"), unless either the Executive provides notice of non-renewal at least sixty (60) days prior to the expiration of the Initial Term or the then Additional Term, whichever is applicable, or the Company provides notice of non-renewal at least six (6) months prior to the expiration of the Initial Term or the then Additional Term, whichever is applicable; provided, the number of Additional Terms shall not exceed two (2) and, unless earlier terminated in accordance with the terms of this Agreement, the Agreement shall automatically terminate on December 31, 2024. The Initial Term and any Additional Term(s) shall be referred to collectively as the "Employment Term."
Notwithstanding the foregoing, the Company shall be entitled to terminate the Agreement immediately, subject to a continuing obligation to make any payments required under Section 5 below, if the Executive (i) incurs a Disability as described in Section 5(b), (ii) is terminated for Cause, as defined in Section 5(c), or (iii) voluntarily terminates his employment without Good Reason (as defined below), as described in Section 5(d).
3.SALARY AND BONUS
The Executive shall receive a base salary during the Employment Term at a rate of $348,000 per annum for 2019 (the “Base Salary”), payable in substantially equal semi-monthly installments. The Compensation Committee of the Board shall consult with the CAAO and review the Executive's Base Salary at annual intervals, and may increase the Executive's annual Base Salary from time to time as the Committee deems to be appropriate.
Subject to Section 12 the Executive will have an annual cash bonus opportunity for each calendar year during the Employment Term (the "Annual Bonus") based upon performance goals that are established by the Board or the Compensation Committee of the Board, as the case may be, in its sole discretion. In the event an Annual Bonus is payable pursuant to this Section 3, such bonus shall be paid to the Executive no later than March 15th of the year after the year to which the bonus relates.

4.ADDITIONAL COMPENSATION AND BENEFITS
The Executive shall receive the following additional compensation and welfare and fringe benefits during the term of the Agreement:
(a)Options and Other Long-Term Incentives. During the Employment Term, any options, restricted shares or other awards granted under the Physicians Realty Trust 2013 Equity Incentive Plan (the "2013 Equity Plan") shall be at the discretion of the Compensation Committee of the Company's Board.
(b)Vacation. The Executive shall be entitled to vacation and personal days in accordance with the policies the Company maintains from time to time.
(c)Business Expenses. The Company shall reimburse the Executive for all reasonable expenses he incurs in promoting the Company's business, including expenses for travel and similar items, upon presentation by the Executive (generally within 60 days of the date incurred) of an itemized account of such expenditures. Any reimbursement of expenses made under the Agreement shall only be made for eligible expenses (including transportation and cellular service expenses as set forth above) incurred during the Employment Term, and no reimbursement of any expense shall be made by the Company after December 31st of the year following the calendar year in which the expense was incurred. The amount eligible for reimbursement under the Agreement during a taxable year may not affect expenses eligible for reimbursement in any other taxable year, and the right to reimbursement under the Agreement is not subject to liquidation or exchange for another benefit. The Executive will comply with the Company's policies regarding these benefits, including all Internal Revenue Service rules and requirements.
(d)Professional Expenses. Each calendar year during the Employment Term, the Company agrees to reimburse the Executive for up to $10,000 of reasonable professional expenses (i.e., accounting, financial planning, estate planning expenses) incurred by the Executive during such year for personal advice rendered to the Executive.
(e)Other Benefits and Perquisites. The Executive shall be entitled to participate in the benefit plans provided by the Company for all employees, generally, and for the Company's executive employees. The Company shall be entitled to change or terminate these plans in its sole discretion at any time.

5.PAYMENTS UPON TERMINATION
(a)Accrued Obligations. Upon termination of employment for any reason, the Executive shall be entitled to receive his Base Salary accrued through the date of termination, any accrued but unpaid vacation pay, plus any bonuses earned but unpaid with respect to fiscal years or other periods ending in or with the year of termination (collectively, the "Accrued Obligations"). For purposes of the preceding sentence, except upon termination of employment by the Company for Cause (as defined below), the Executive shall be entitled to receive an Annual Bonus for the year of termination based on the actual achievement of any performance goal or goals thereunder and pro-rated based on the Executive's period of service during the performance period. Payments under this Section 5(a) shall be made to the Executive within the time period required by applicable law (and in all events within sixty (60) days following the date of termination). The Executive shall also receive any nonforfeitable benefits payable to him under the terms of any deferred compensation, incentive or other benefit plans maintained by the Company, payable in accordance with the terms of the applicable plan.
(b)Disability. The Company shall be entitled to terminate the Executive’s employment if the Board determines that the Executive has been unable to attend to his duties for at least ninety (90) days because of a Disability (as defined below), and has received a written opinion from a physician acceptable to the Board that such condition prevents the Executive from resuming full performance of his duties and is likely to continue for an indefinite period. Subject to compliance with the covenants in Section 9 and Section 10 and the execution and timely return by the Executive of a release of claims in a form and substance reasonably requested by the Company (the "Release"), the Company shall pay severance to the Executive in accordance with its normal payroll practices, equal to twelve (12) months of the Executive's Base Salary as in effect at the time his employment terminates, with the first payment on the first payroll date after the revocation period for the Release has expired; provided (i) if the time period for returning and revoking the Release begins in one taxable year and ends in a second taxable year, the payments shall not commence until the first payroll date in the second taxable year; and (ii) all such payments shall immediately terminate at an earlier date if the Executive returns to active employment, either with the Company or otherwise. Any amounts payable under this Section 5(b) shall be reduced on a dollar-for-dollar basis by the amount of bona fide disability pay (within the meaning of Treas. Reg. section 1.409A-1(a)(5)) received or receivable by the Executive during such twelve-month period, provided such disability payments are made pursuant to a plan sponsored by the Company that covers a substantial number of employees of the Company and was established prior to the date the Executive incurred a permanent disability, and further provided that such reduction does not otherwise affect the time of payment of amounts pursuant to this Section 5(b). For purposes of the Agreement, "Disability" means the Executive is incapacitated due to physical or mental illness and such incapacity, with or without reasonable accommodation, prevents the Executive from satisfactorily performing the essential functions of his job for the Company on a full-time basis for at least ninety (90) days in a calendar year.
(c)Termination for Cause. If the Executive's employment is terminated by the Company for Cause, the amount the Executive shall be entitled to receive from the Company shall be limited to the Accrued Obligations. For purposes of the Agreement, the term "Cause" shall be limited to the following

(i)	the Executive engaging in any act of fraud, dishonesty, theft, misappropriation or embezzlement of funds or misrepresentation with respect to the Company;

(ii)	the Executive's conviction or plea of no contest with respect to any felony or other crime involving moral turpitude;

(iii)
the Executive's material breach of his obligations under the Agreement, including, without limitation, breach of the covenants set forth in Section 9 and Section 10 below or the refusal of the Executive to perform his job duties as directed by the Board, which the Executive failed to cure within thirty (30) days after receiving written notice from the Board specifying the alleged breach;

(iv)
violation of any material duty or obligation to the Company or of any direction or any rule or regulation reasonably established by the Board, which the Executive failed to cure within thirty (30) days after receiving written notice from the Board specifying the alleged violation; or

(v)
insubordination or misconduct in the performance of, or neglect of, the Executive's duties which the Executive failed to cure within thirty (30) days after receiving written notice from the Board specifying the alleged insubordination, misconduct, or neglect.

(d)Voluntary Termination by the Executive Without Good Reason. If the Executive resigns or otherwise voluntarily terminates his employment without Good Reason (as defined in Section 5(e) below), or if the Executive’s employment terminates due to non-renewal of the Agreement by the Executive, the amount the Executive shall be entitled to receive from the Company shall be limited to the Accrued Obligations.
(e)Termination by the Executive for Good Reason. The Executive may terminate his employment for Good Reason if (i) a Good Reason circumstance shall have occurred, and the Executive provides the Company with written notice thereof within ninety (90) days after the occurrence of the Good Reason circumstance, which notice shall specifically identify the circumstance that the Executive believes constitutes Good Reason; (ii) the Company fails to correct the circumstance so identified within thirty (30) days after the receipt of such notice; and (iii) the Executive resigns within ninety (90) days after the date of delivery of the notice referred to in clause (i) above. For purposes of the Agreement, "Good Reason" shall mean the occurrence or failure to cause the occurrence, as the case may be, without the Executive's prior express written consent, of any of the following circumstances:

(1)
the assignment to the Executive of a position other than the position of CAAO (other than for Cause or by reason of his Disability) or the assignment of duties materially inconsistent with such position if either such change in assignment constitutes a material diminution in the Executive's authority, duties or responsibilities;

(2)
receipt by the Executive of a direction to report to anyone other than the CEO if such change in reporting duties constitutes a material diminution in the authority, duties or responsibilities of the supervisor to whom the Executive is required to report;

(3)	a relocation of more than thirty-five (35) miles from the geographic location where the Executive is providing services under this Agreement;

(4)	a material diminution in the Executive's (i) Base Salary or (ii) total compensation opportunity;

(5)
a failure by the Company (A) to continue any bonus, incentive or material compensatory plan, program or arrangement in which the Executive is entitled to participate (the "Bonus Plans"), provided that any such Bonus Plans may be modified at the Company's discretion from time to time but shall be deemed terminated if (x) any such plan does not remain substantially in the form in effect prior to such modification and (y) if plans providing the Executive with substantially similar benefits are not substituted therefor ("Substitute Plans"), or (B) to continue the Executive as a participant in the Bonus Plans and Substitute Plans on at least the same basis as to potential amount of the bonus as the Executive participated in prior to any change in such plans or awards, in accordance with the Bonus Plans and the Substitute Plans;

(6)	any material breach by the Company of any provision of the Agreement; or

(7)
a failure of any successor to the Company (whether direct or indirect and whether by merger, acquisition, consolidation or otherwise) to assume in a writing delivered to the Executive upon the successor becoming such, the obligations of the Company hereunder.

The failure by the Executive to set forth in the written notice to the Company of his termination for Good Reason of any facts or circumstances which contribute to the showing of Good Reason shall not waive any right of the Executive hereunder or preclude the Executive from asserting such fact or circumstance in enforcing his rights hereunder.
Upon termination of employment for Good Reason, subject to compliance with the covenants in Section 9 and Section 10 and the execution of the Release, and except as otherwise provided by Sections 12 and 18, the Executive shall be entitled to receive the amounts and benefits described in Section 5(f) below.
(f)Involuntary Termination by the Company without Cause. If the Executive's employment is involuntarily terminated by the Company without Cause and for a reason other than death or Disability, subject to compliance with the covenants in Section 9 and Section 10 and the execution and timely return by the Executive of the Release, and except as otherwise provided by Sections 12 and 18, the Executive shall be entitled to receive the amounts and benefits described in this Section 5(f). The Company shall pay severance to the Executive in accordance with its normal payroll practices, equal to the Executive's Base Salary as in effect at the time his employment terminates for twenty four (24) months, with the first payment on the first payroll date after the revocation period for the Release has expired; provided, that if the time period for returning and revoking the Release begins in one taxable year and ends in a second taxable year, the payments shall not commence until the first payroll date in the second taxable year. In addition, the Executive shall be entitled to the following:

(i)	Any options, restricted shares or other awards granted to the Executive under the 2013 Equity Plan shall become fully vested and, in the case of options, exercisable in full;

(ii)
Provided that the Executive elects continuation of coverage under the Company's group health plan pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended ("COBRA"), the Executive shall be provided continued coverage at the Company's expense under any health insurance programs maintained by the Company in which the Executive participated at the time of his termination for twelve (12) months or until, if earlier, the date the Executive obtains comparable coverage under a group health plan maintained by a new employer. To the extent the benefits provided under the immediately preceding sentence are otherwise taxable to the Executive, such benefits, for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the "Code") (and the regulations and other guidance issued thereunder) shall be provided as separate monthly in-kind payments of those benefits, and to the extent those benefits are subject to and not otherwise excepted from Section 409A of the Code, the provision of the in-kind benefits during one calendar year shall not affect the in kind benefits to be provided in any other calendar year; and

(iii)
A lump sum payment equal to two times the average of the Annual Bonuses paid to the Executive for the two fiscal years of the Company ending prior to the Executive's employment termination date, if any, payable on the first payroll date after the revocation period for the Release has expired, and subject to forfeiture if the Executive violates any of the covenants in Section 9 and Section 10.

For purposes of clause (i) above, the reference to "fully vested" in connection with any award subject to performance-based vesting conditions refers to vesting at the maximum level of achievement of the performance goal or goals under the award.

(g)Non-Renewal of the Agreement by the Company. If the Executive's employment terminates due to non-renewal of the Agreement by the Company or automatic termination of the Agreement on December 31, 2024. subject to compliance with the covenants in Section 9 and Section 10 and the execution and timely return by the Executive of the Release, and except as otherwise provided by Sections 12 and 18, the Executive shall be entitled to receive the amounts and benefits described in this Section 5(g). The Company shall pay severance to the Executive in accordance with its normal payroll practices, equal to the Executive's Base Salary as in effect at the time his employment terminates for six (6) months, with the first payment on the first payroll date after the revocation period for the Release has expired; provided, that if the time period for returning and revoking the Release begins in one taxable year and ends in a second taxable year, the payments shall not commence until the first payroll date in the second taxable year. In addition, the Executive shall be entitled to the following:

(i)
Any options, restricted shares or other awards granted to the Executive under the 2013 Equity Plan that are subject to performance-based vesting conditions shall vest, based on the actual level of achievement of the performance goal or goals under the award and shall be pro-rated based on the Executive's period of service during the performance period. Any options, restricted shares or other awards granted to the Executive under the 2013 Equity Plan that are not subject to performance-based vesting conditions shall be accelerated and such awards shall become immediately fully vested and, in the case of options, exercisable in full; and

(ii)
Provided that the Executive elects continuation of coverage under the Company's group health plan pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended ("COBRA"), the Executive shall be provided continued coverage at the Company's expense under any health insurance programs maintained by the Company in which the Executive participated at the time of his termination for six (6) months or until, if earlier, the date the Executive obtains comparable coverage under a group health plan maintained by a new employer. To the extent the benefits provided under the immediately preceding sentence are otherwise taxable to the Executive, such benefits, for purposes of Section 409A of the Code (and the regulations and other guidance issued thereunder) shall be provided as separate monthly in-kind payments of those benefits, and to the extent those benefits are subject to and not otherwise excepted from Section 409A of the Code, the provision of the in-kind benefits during one calendar year shall not affect the in-kind benefits to be provided in any other calendar year.

Notwithstanding the foregoing, if the Executive and the Company enter into a new agreement for the performance of services by the Executive for the Company or its affiliate with respect to the period commencing on or immediately after December 31, 2024, the Executive shall not be entitled to receive the amounts and benefits described in this Section 5(g) and this Section 5(g) shall be null and void and of no further effect.
6.EFFECT OF CHANGE IN CONTROL
(a)Vesting of Awards. In the event of a Change in Control, the surviving or successor entity (or its parent corporation) may continue, assume or replace awards granted to the Executive under the terms of the 2013 Equity Plan that are outstanding as of the Change in Control, and such awards or replacements therefore shall remain outstanding and be governed by their respective terms. If and to the extent that outstanding awards granted to the Executive under the terms of the 2013 Equity Plan are not continued, assumed or replaced in connection with a Change in Control, then the vesting of such awards shall be accelerated and such awards shall become immediately fully vested and, in the case of options, exercisable in full as of the Change in Control. With respect to outstanding awards granted to the Executive under the terms of the 2013 Equity Plan that are subject to performance-based vesting conditions, the level of achievement of the performance-based vesting conditions shall be measured consistent with the original terms of the award to preserve the intent of the metrics, and to the extent performance can no longer be reasonably measured consistent with the original terms, the vesting of such awards shall be accelerated and such awards shall become immediately fully vested and, in the case of options, exercisable in full as of the Change in Control. The reference to "fully vested" in connection with any award subject to performance-based vesting conditions refers to vesting at the maximum level of achievement of the performance goal or goals under the award.

(b)Certain Calculations. In the event of a Change in Control, all calculations required to be made to determine whether any payments or distributions by the Company, or other benefits provided by the Company, to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of the Agreement or otherwise) would be subject to the excise tax imposed by Section 4999 of the Code, or whether any interest or penalties with respect to such excise tax would be due, including the assumptions to be utilized in arriving at any such determinations, shall be made by a nationally recognized accounting firm, consulting firm or law firm, designated by the Executive (the "Consulting Firm"). All fees and expenses of the Consulting Firm shall be borne solely by the Company.
(c)Severance Payment and Benefits. If, at any time during the period of twelve (12) consecutive months commencing on the occurrence of a Change in Control, (i) the Executive is involuntarily terminated (other than for Cause), or (ii) the Executive terminates his employment for Good Reason, or (iii) the Company gives notice of non-renewal of the Agreement, or (iv) such period of twelve (12) consecutive months includes December 31, 2024, then subject to compliance with the covenants in Section 9 and Section 10 and the execution and timely return by the Executive of the Release, in lieu of the amounts and benefits otherwise payable under Section 5(e), 5(f) or 5(g) above, whichever is applicable, (A) the Executive shall be entitled to receive a lump sum severance payment equal to two times the sum of (i) the Executive's Base Salary, as in effect at the time of the Change in Control, and (ii) the average of the annual bonuses paid to the Executive for the prior two fiscal years of the Company ending prior to the Change in Control, if any, and (B) any options, restricted shares, or other awards granted to the Executive under the 2013 Equity Plan or any replacement awards shall become fully vested and, in the case of options, exercisable in full. For purposes of the above, the reference to “fully vested” in connection with any award subject to performance-based vesting conditions refers to vesting at the maximum level of achievement of the performance goal or goals under the award. Such lump sum payment shall be made to the Executive within sixty (60) days following the date of the Executive's termination of employment. Notwithstanding the foregoing, such lump sum severance payment shall be reduced on a dollar-for-dollar basis by any portion of such payment received or receivable by the Executive from any successor to the Company; provided, such reduction does not otherwise affect the time of payment of such lump sum severance pursuant to this Section 6(c). In addition to the severance payment, the Executive shall be entitled to continued coverage at the Company's expense under any health insurance programs maintained by the Company in which the Executive participated at the time of his termination, which coverage shall be continued for eighteen (18) months or until, if earlier, the date the Executive obtains comparable coverage under a group health plan maintained by a new employer. To the extent the benefits provided under the immediately preceding sentence are otherwise taxable to the Executive, such benefits, for purposes of Section 409A of the Code (and the regulations and other guidance issued thereunder) shall be provided as separate monthly in-kind payments of those benefits, and to the extent those benefits are subject to and not otherwise excepted from Section 409A of the Code, the provision of the in kind benefits during one calendar year shall not affect the in-kind benefits to be provided in any other calendar year.
(d)Definition of Change in Control. For purposes of the Agreement, a "Change in Control" shall mean the occurrence of any one of the following events:

(i)
any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company's then outstanding securities eligible to vote for the election of the Board (the "Company Voting Securities"); provided, however, the event described in this paragraph (i) shall not be deemed to be a Change in Control if such event results from the acquisition of Company Voting Securities pursuant to a Non-Qualifying Transaction (as defined in paragraph (iii) below);

(ii)
individuals who, on the Effective Date, constitute the Board (the "Incumbent Trustees") cease for any reason to constitute at least a majority of the Board; provided, however, that any person becoming a trustee subsequent to the Effective Date, whose election or nomination for election was approved (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for trustee, without written objection to such nomination) by a vote of at least two-thirds of the trustees who were, as of the date of such approval, Incumbent Trustees, shall be an Incumbent Trustee; provided, further, that no individual initially appointed, elected or nominated as a trustee of the Company as a result of an actual or threatened election contest with respect to the election or removal of trustees or as a result of any other actual or threatened solicitation of proxies or consents or pursuant to any proxy access right by or on behalf of any person other than the Board shall be deemed to be an Incumbent Trustee;

(iii)
the consummation of a merger, consolidation, statutory share exchange or similar form of corporate transaction involving (A) the Company or (B) any of its wholly owned subsidiaries pursuant to which, in the case of this clause (B), Company Voting Securities are issued or issuable (any event described in the immediately preceding clause (A) or (B), a "Reorganization") or the sale or other disposition of all or substantially all of the assets of the Company to an entity that is not an Affiliate of the Company (a "Sale"), unless immediately following such Reorganization or Sale: (1) more than fifty percent (50%) of the total voting power (in respect of the election of trustees, or similar officials in the case of an entity other than a trust) of (x) the Company (or, if the Company ceases to exist, the entity resulting from such Reorganization), or, in the case of a Sale, the entity which has acquired all or substantially all of the assets of the Company (in either case, the "Surviving Entity"), or (y) if applicable, the ultimate parent entity that directly or indirectly has Beneficial Ownership of more than fifty percent (50%) of the total voting power (in respect of the election of trustees, or similar officials in the case of an entity other than a trust) of the Surviving Entity (the "Parent Entity"), is represented by Company Voting Securities that were outstanding immediately prior to such Reorganization or Sale (or, if applicable, is represented by shares into which such Company Voting Securities were converted pursuant to such Reorganization or Sale), (2) no Person is or becomes the Beneficial Owner, directly or indirectly, of fifty percent (50%) or more of the total voting power (in respect of the election of trustees, or similar officials in the case of an entity other than a trust) of the outstanding voting securities of the Parent Entity (or, if there is no Parent Entity, the Surviving Entity) and (3) at least a majority of the members of the board of trustees (or similar officials in the case of an entity other than a trust) of the Parent Entity (or, if there is no Parent Entity, the Surviving Entity) following the consummation of the Reorganization or Sale were, at the time of the approval by the Board of the execution of the initial agreement providing for such Reorganization or Sale, Incumbent Trustees (any Reorganization or Sale which satisfies all of the criteria specified in (1), (2) and (3) above being deemed to be a "Non-Qualifying Transaction"); or

(iv)
the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company. Notwithstanding the foregoing, if any Person becomes the Beneficial Owner, directly or indirectly, of fifty percent (50%) or more of the combined voting power of Company Voting Securities solely as a result of the, acquisition of Company Voting Securities by the Company which reduces the number of Company Voting Securities outstanding, such increased amount shall be deemed not to result in a Change in Control; provided, however, that if such Person subsequently becomes the Beneficial Owner, directly or indirectly, of additional Company Voting Securities that increases the percentage of outstanding Company Voting Securities Beneficially Owned by such Person to a percentage equal to or greater than fifty percent (50%), a Change in Control of the Company shall then be deemed to occur.

For purposes of this Section 6(d), the following terms shall have the following meanings:

(v)	"Affiliate" shall mean an affiliate of the Company, as defined in Rule 12b-2 promulgated under Section 12 of the Securities Exchange Act of 1934, as amended from time to time (the "Exchange Act");

(vi)	"Beneficial Owner" shall have the meaning set forth in Rule 13d-3 under the Exchange Act;

(vii)
"Person" shall have the meaning set forth in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof; except that such term shall not include (1) the Company or any of its subsidiaries, (2) a trustee or other fiduciary holding securities under an employee benefit plan (or related trust) sponsored or maintained by the Company or any of its subsidiaries, (3) an underwriter temporarily holding securities pursuant to an offering of such securities, (4) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of shares of common stock of the Company or (5) the Executive or any group of persons including the Executive (or any entity controlled by the Executive or any group of persons including the Executive).

7.DEATH
If the Executive dies during the Employment Term, the Company shall pay to the Executive's surviving spouse or if there is no surviving spouse, the Executive's estate, a lump sum payment equal to the Accrued Obligations. In addition, the death benefits payable by reason of the Executive's death under any retirement, deferred compensation, life insurance or other employee benefit plan maintained by the Company shall be paid to the beneficiary designated by the Executive, and the options, restricted shares or other awards held by the Executive under the Company's equity incentive plans shall become fully vested, and, in the case of options, exercisable in full, in accordance with the terms of the applicable plan or plans.
8.WITHHOLDING
The Company shall, to the extent permitted by law, have the right to withhold and deduct from any payment hereunder any federal, state or local taxes of any kind required by law to be withheld with respect to any such payment.
9.PROTECTION OF CONFIDENTIAL INFORMATION
During the Executive's employment with the Company, the Company shall grant the Executive otherwise prohibited access to its trade secrets and confidential information which are not known to the Company's competitors or within the Company's industry generally, which were developed by the Company over a long period of time and/or at its substantial expense, and which are of great competitive value to the Company, and access to the Company's customers and clients. For purposes of the Agreement, "Confidential Information" includes all trade secrets and confidential and proprietary information of the Company, including, but not limited to, the following: financial models, financial information and data, business methods, electronic files, computer drives/disks, passwords, address and telephone lists, internal memoranda, correspondence, business strategies, business plans and/or projections, lease forms, construction contract forms, development and construction management service agreements, tenant lists, lease terms, rates, rent rolls, strategies, improvements, discoveries, plans for research or future business, infrastructure, marketing and sales plans and strategies, budgets, customer and client information, employee, customer and client nonpublic personal information, supplier lists, business records, audit processes, management methods and information, reports, recommendations and conclusions, information regarding the names, contact information, skills and compensation of employees and contractors of the Company, other information not generally known to the public, and other business information disclosed to the Executive by the Company, either directly or indirectly, in writing, orally, or by drawings or observation.
The Executive acknowledges and agrees that Confidential Information is proprietary to and a trade secret of the Company and, as such, is a special and unique asset of the Company, and that any disclosure or unauthorized use of any Confidential Information by the Executive will cause irreparable harm and loss to the Company. The Executive understands and acknowledges that each and every component of the Confidential Information (i) has been developed by the Company at significant effort and expense and is sufficiently secret to derive economic value from not being generally known to other parties, and (ii) constitutes a protectable business interest of the Company. The Executive acknowledges and agrees that the Company owns the Confidential Information. The Executive agrees not to dispute, contest, or deny any such ownership rights either during or after the Executive's employment with the Company. The Executive agrees to preserve and protect the confidentiality of all Confidential Information. The Executive agrees that the Executive shall not at any time (whether during or after the Executive's employment), directly or indirectly, disclose to any unauthorized person or use for the Executive's own account any Confidential Information without the Company's consent. Throughout the Executive's employment and at all times thereafter: (i) the Executive shall hold all Confidential Information in the strictest confidence, take all reasonable precautions to prevent its inadvertent disclosure to any unauthorized person, and follow all policies of the Company protecting the Confidential Information; (ii) the Executive shall not, directly or indirectly, utilize, disclose or make available to any other person or entity, any of the Confidential Information, other than in the proper performance of the Executive's duties; (iii) the Executive shall not use the Confidential Information or trade secrets to attempt to solicit, induce, recruit, or take away clients or customers of the Company; and (iv) if the Executive learns that any person or entity is taking or threatening to take any actions which would compromise any Confidential Information, the Executive shall promptly advise the Company of all facts concerning such action or threatened action. The foregoing shall not apply to any information which is already in the public domain, or is generally disclosed by the Company or is otherwise in the public domain at the time of disclosure (other than through an unauthorized disclosure by the Executive or any other person).
Upon the termination of the Executive's employment for any reason, the Executive shall immediately return and deliver to the Company any and all Confidential Information, software, devices, cell phones, personal data assistants, credit cards, data, reports, proposals, lists, correspondence, materials, equipment, computers, hard drives, papers, books, records, documents, memoranda, manuals, e-mail, electronic or magnetic recordings or data, including all copies thereof, which belong to the Company or relate to the Company's business and which are in the Executive's possession, custody or control, whether prepared by the Executive or others. If at any time after termination of the Executive's employment he determines that he has any Confidential Information in his possession or control, the Executive shall immediately return to the Company all such Confidential Information in the Executive's possession or control, including all copies and portions thereof.
The Executive recognizes that because his work for the Company may bring him into contact with confidential and proprietary information of the Company, the restrictions of this Section 9 are required for the reasonable protection of the Company and its investments and for the Company's reliance on and confidence in the Executive.
10.RESTRICTIVE COVENANTS
In consideration for (i) the Company's promise to provide Confidential Information to the Executive, (ii) the substantial economic investment made by the Company in the Confidential Information and goodwill of the Company, and/or the business opportunities disclosed or entrusted to the Executive, (iii) access to the Company's customers and clients, and (iv) the Company's employment of the Executive pursuant to the Agreement and the compensation and other benefits provided by the Company to the Executive, to protect the Company's Confidential Information and business goodwill of the Company, the Executive agrees to the following restrictive covenants.
(a)Non-Competition. The Executive hereby agrees that during the Restricted Period (defined below), other than in connection with the Executive's duties under the Agreement, the Executive shall not, and shall not use any Confidential Information to, without the prior consent of the Company, directly or indirectly, either individually or as an owner, principal, partner, stockholder, manager, contractor, distributor, lender, investor, consultant, agent, employee, co-venturer or as a director or officer of any corporation or association, or in any other manner or capacity whatsoever, become employed by, control, carry on, join, lend money for, engage in, establish, perform services for, invest in, solicit investors for, consult for, do business with or otherwise engage in any Competing Business (defined below) within the Restricted Territory (defined below); provided however, that nothing in this Section 10(a) shall prevent the Executive from owning a passive investment in up to two percent (2%) of the stock of a publicly traded corporation engaged in a Competing Business and such ownership shall not be considered to be a violation of Section 10(a).

(i)
"Restricted Period" means during the Executive's employment with the Company and for a period equal to the later of (i) one (1) year immediately following the date of the Executive's termination from employment for any reason or (ii) the number of months for which the Executive is receiving monthly severance payments under Section 5 of the Agreement.

(ii)
"Competing Business" means any business, individual, partnership, firm, corporation or other entity that provides the same or substantially similar products or services as those provided by the Company during the Executive's employment, which includes, without limitation, the business of buying, managing, holding and selling medical office buildings.

(iii)
As CAAO of the Company, the Executive has responsibility for the Company’s operations throughout the United States. Because the Company does business throughout the United States, the "Restricted Territory" means the United States and any other region or state in which the Executive performed services, was assigned responsibility for the Company, or about which the Executive received Confidential Information.
(b)Non-Solicitation. The Executive agrees that during the Restricted Period, other than in connection with the Executive's duties under the Agreement, the Executive shall not, and shall not use any Confidential Information to, directly or indirectly, either individually or as an owner, principal, partner, stockholder, manager, contractor, distributor, lender, investor, consultant, agent, employee, co-venturer or as a director or officer of any corporation or association, or in any other manner or capacity whatsoever, and whether personally or through other persons:

(i)
Solicit business from, interfere with, attempt to solicit business with, or do business with any customer or client of the Company with whom the Company did business or who the Company solicited within the preceding two (2) years, and who or which: (1) the Executive contacted, called on, serviced, or did business with during his employment with the Company; (2) the Executive learned of as a result of his employment with the Company; or (3) about whom the Executive received Confidential Information. This restriction applies only to business which is in the scope of services or products provided by the Company; or

(ii)
Solicit, induce, or attempt to solicit or induce, engage or hire, on behalf of himself or any other person or entity, any person who is an employee or full-time consultant of the Company or who was employed or retained by the Company within the preceding two (2) years.

(c)Non-Disparagement. The Executive shall refrain, both during and after the Employment Term from publishing any oral or written statements about the Company or any of the Company's board of trustees, equity holders, members, shareholders, managers, officers, employees, consultants, agents or representatives that (i) are slanderous, libelous or defamatory; or (ii) place the Company or any of its trustees, managers, officers, employees, consultants, agents or representatives in a false light before the public. A violation or threatened violation of this prohibition may be enjoined by the courts. The rights afforded the Company under this provision are in addition to any and all rights and remedies otherwise afforded by law.
(d)Tolling. If the Executive violates any of the restrictions contained in Section 10, the Restricted Period shall be suspended and shall not run in favor of the Executive from the time of the commencement of any violation until the time when the Executive cures the violation to the satisfaction of the Company.
(e)Reasonableness. The Executive hereby represents to the Company that he has read and understands, and agrees to be bound by, the terms of this Section 10. The Executive acknowledges that the geographic scope and duration of the covenants contained in this Section 10 are fair and reasonable in light of (i) the nature and wide geographic scope of the operations of the Company's business; (ii) the Executive's level of control over and contact with the business in the Restricted Territory; and (iii) the amount of compensation, trade secrets and Confidential Information that the Executive is receiving in connection with his employment by the Company. It is the desire and intent of the parties that the provisions of Section 10 be enforced to the fullest extent permitted under applicable law, whether now or hereafter in effect and therefore, to the extent permitted by applicable law, the Executive and the Company hereby waive any provision of applicable law that would render any provision of Section 10 invalid or unenforceable.

11.INJUNCTIVE RELIEF
The Executive acknowledges that (a) compliance with the covenants set forth in Section 9 and Section 10 of the Agreement are necessary to protect the Company's business and Confidential Information; (b) a breach or threatened breach of any of such covenants will irreparably harm the Company; and (c) an award of money damages will not be adequate to remedy such harm. Consequently, the Executive acknowledges and agrees that, in addition to other remedies, in the event the Executive breaches or threatens to breach any of the covenants contained in the Agreement, the Company shall be entitled to both a temporary and/or permanent injunction to prevent the continuation of such harm and enforce such provisions and money damages insofar as they can be determined, including, without limitation, all costs and reasonable attorneys' fees incurred by or on behalf of the Company in the enforcement of the terms of the Agreement. The Company may apply to any court of competent jurisdiction for a temporary restraining order, preliminary injunction or other interim or conservatory relief, as necessary or applicable. This provision with respect to injunctive relief shall not, however, diminish the Company's right to claim and recover damages.
It is expressly understood and agreed that although the parties consider the restrictions contained in the Agreement to be reasonable, if a court determines that the time or territory or any other restriction contained in the Agreement is an unenforceable restriction on the activities of the Executive, no such provision of the Agreement shall be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such extent as such court may judicially determine or indicate to be reasonable. By agreeing to this contractual modification prospectively at this time, the Company and the Executive intend to make this provision enforceable under the law or laws of all applicable jurisdictions so that the entire agreement not to compete and the Agreement as prospectively modified shall remain in full force and effect and shall not be rendered void or illegal.
12.CLAWBACK
Any compensation paid to the Executive shall be subject to recovery by the Company, and the Executive shall be required to repay such compensation, if (i) such recovery and repayment is required by applicable law or (ii) either in the year such compensation is paid, or within the three (3) year period thereafter the Company is required to prepare an accounting restatement due to material noncompliance of the Company with any financial reporting requirement under applicable securities laws and the Executive is either (A) a named executive officer or (B) an employee who is responsible for preparation of the Company's financial statements. The parties agree that the repayment obligations set forth in this Section 12 shall only apply to the extent repayment is required by applicable law, or to the extent the Executive's compensation is determined to be in excess of the amount that would have been deliverable to the Executive taking into account any restatement or correction of any inaccurate financial statements or materially inaccurate performance metric criteria.
13.MANDATORY MEDIATION AND ARBITRATION
In the event there is an unresolved legal dispute between the Executive and the Company that involves legal rights or remedies arising from the Agreement or the employment relationship between the Executive and the Company ("Dispute"), except as otherwise provided herein, before commencing an arbitration action or other legal proceeding, the parties shall promptly submit the Dispute to mediation, using a mediator jointly selected by the parties, or if the parties are unable to agree upon a mediator then the Dispute shall be submitted to non-binding mediation with the American Arbitration Association in Waukesha County, Wisconsin in accordance with its rules. The cost of the mediation shall be borne equally between the parties. If the parties are unable to achieve a mutually agreeable resolution of the Dispute through mediation, the parties agree to submit their Dispute to binding arbitration under the authority of the Federal Arbitration Act and/or the Wisconsin Uniform \Arbitration Act; provided, however, that the Company may pursue a temporary restraining order, preliminary injunction and/or other interim or conservatory relief in accordance with Section 11 above, with related expedited discovery for the parties, in a court of law, and, thereafter, require arbitration of all issues of final relief. Insured workers compensation claims (other than wrongful discharge claims), and claims for unemployment insurance are, excluded from arbitration under this provision. The Arbitration will be conducted by the American Arbitration Association pursuant to the American Arbitration Association's National Rules for the Resolution of Employment Disputes. The arbitrator(s) shall be duly licensed to practice law in the State of Wisconsin. Each party will be allowed at least one deposition. The arbitrator(s) shall be required to state in a written opinion all facts and conclusions of law relied upon to support any decision rendered. No arbitrator will have authority to render a decision that contains an outcome determinative error of state or federal law, or to fashion a cause of action or remedy not otherwise provided for under applicable state or federal law. Any dispute over whether the arbitrator(s) has failed to comply with the foregoing will be resolved by summary judgment in a court of law. In all other respects, the arbitration process will be conducted in accordance with the American Arbitration Association's National Rules for the Resolution of Employment Disputes. The Company will pay the arbitration costs and arbitrator's fees beyond $500, subject to a final arbitration award on who should bear costs and fees. All proceedings shall be conducted in Waukesha County, Wisconsin, or another mutually agreeable site. The duty to arbitrate described above shall survive the termination of the Agreement. Except as otherwise provided above, the parties hereby waive trial in a court of law or by jury. All other rights, remedies, statutes of limitation and defenses applicable to claims asserted in a court of law will apply in the arbitration.

14.NOTICE
All notices or communications hereunder shall be in writing and sent certified or registered mail, return receipt requested, postage prepaid, addressed as follows (or to such other address as such party may designate in writing from time to time):
If to the Company:
Physicians Realty Trust
309 North Water Street Suite 500
Milwaukee, Wisconsin 53202
(414) 367-5600
Attention: Corporate Secretary
If to the Executive:
John W. Lucey
c/o Physicians Realty Trust
309 North Water Street Suite 500
Milwaukee, Wisconsin 53202
(414) 367-5600
Attention: Corporate Secretary
The actual date of receipt, as shown by the receipt therefor, shall determine the time at which notice was given.
15.SEPARABILITY
If any provision of the Agreement shall be declared to be invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall not affect the remaining provisions hereof which shall remain in full force and effect.
16.ASSIGNMENT
The Agreement shall be binding upon and inure to the benefit of the heirs and representatives of the Executive and the assigns and successors of the Company, but neither the Agreement nor any rights hereunder shall be assignable or otherwise subject to hypothecation by the Executive.
17.ENTIRE AGREEMENT
The Agreement represents the entire agreement of the parties and shall supersede any and all previous contracts, arrangements or understandings, including the Prior Agreement (which is hereby automatically terminated effective upon the execution of the Agreement), (whether oral or written) between the Company and the Executive with respect to the subject matter hereof. In the event of any conflict between the Agreement and the 2013 Equity Plan, any bonus plan or any award agreement, the Agreement shall control. No oral statements or prior written material not specifically incorporated in the Agreement shall be of any force and effect. The Agreement may be amended at any time by mutual written agreement of the parties hereto. The Executive acknowledges and represents that in executing the Agreement, he did not rely on, has not relied on, and specifically disavows any reliance on any communications, promises, statements, inducements, or representation(s), oral or written, by the Company, except as expressly contained in the Agreement. The parties represent that they relied on their own judgment in entering into the Agreement.
18.SECTION 409A COMPLIANCE
The Agreement and the benefits or payments to be provided under the Agreement are intended to be exempt from with the requirements of Section 409A of the Code, and shall be interpreted and construed consistently with such intent, provided, that if the Agreement is not exempt, the Agreement is drafted in a manner to comply with the requirements of Section 409A of the Code. The payments to the Executive pursuant to the Agreement are also intended to be exempt from Section 409A of the Code to the maximum extent possible, under either the separation pay exemption pursuant to Treasury Regulation Section 1.409A-1(b)(9) (iii) or as short-term deferrals pursuant to

Treasury Regulation Section 1.409A-1(b)(4). Each payment and benefit hereunder shall constitute a "separately identified" amount within the meaning of Treasury Regulation Section 1.409A-2(b)(2). In the event the terms of the Agreement would subject the Executive to taxes or penalties under Section 409A of the Code ("409A Penalties"), the Company and the Executive shall cooperate diligently to amend the terms of the Agreement to avoid such 409A Penalties, to the extent possible. To the extent any amounts under the Agreement are payable by reference to Executive's "termination," "termination of employment," or similar phrases, such term shall be deemed to refer to the Executive's "separation from service" (as defined in Treasury Regulation Section 1.409A-l(h) (without regard to any permissible alternative definition thereunder) with the Company and all entities treated as a single employer with the Company under Sections 414(b) and (c) of the Code but substituting a fifty percent (50%) ownership level for the eighty percent (80%) ownership level set forth therein). Notwithstanding any other provision in the Agreement, if the Executive is a "Specified Employee" (as defined in Treasury Regulation Section 1.409A-l(i) on December 31st of the prior calendar year), as of the date of the Executive's separation from service, then to the extent any amount payable under the Agreement (i) constitutes the payment of nonqualified deferred compensation within the meaning of Section 409A of the Code, (ii) is payable upon the Executive's separation from service and (iii) under the terms of the Agreement would be payable prior to the six-month anniversary of the Executive's separation from service, such payment shall be delayed and paid to the Executive, together with interest at an annual rate equal to the interest rate specified by Regions Bank for a six-month certificate of deposit, on the first day of the first calendar month beginning seven (7) months following the date of termination, or, if earlier, within ninety (90) days following the Executive's death to the Executive's surviving spouse (or such other beneficiary as the Executive may designate in writing). Any reimbursement or advancement payable to the Executive pursuant to the Agreement shall be conditioned on the submission by the Executive of all expense reports reasonably required by the Company under any applicable expense reimbursement policy, and shall be paid to the Executive within thirty (30) days following receipt of such expense reports, but in no event later than the last day of the calendar year following the calendar year in which the Executive incurred the reimbursable expense. Any amount of expenses eligible for reimbursement, or in-kind benefit provided, during a calendar year shall not affect the amount of expenses eligible for reimbursement, or in- kind benefit to be provided, during any other calendar year. The right to any reimbursement or in-kind benefit pursuant to the Agreement shall not be subject to liquidation or exchange for any other benefit. Whenever a payment under the Agreement that constitutes a payment of nonqualified deferred compensation within the meaning of Code Section 409A specifies a payment period, the actual date of payment within such specified period shall be within the sole discretion of the Company, and the Executive shall have no right (directly or indirectly) to determine the year in which such payment is made. In the event a payment period straddles two consecutive calendar years, the payment shall be made in the later of such calendar years.
19.GOVERNING LAW
The Agreement shall be construed, interpreted, and governed in accordance with the laws of the State of Wisconsin, other than the conflict of laws provisions of such laws. Subject to Section 13, venue of any litigation arising from the Agreement or any disputes relating to the Executive's employment shall be in the United States District Court for the Eastern District of Wisconsin, or a state district court of competent jurisdiction in Waukesha County, Wisconsin. The Executive consents to personal jurisdiction of the United States District Court for the Eastern District of Wisconsin, or a state district court of competent jurisdiction in Waukesha County, Wisconsin for any dispute relating to or arising out of the Agreement or the Executive's employment, and Executive agrees that Executive shall not challenge personal or subject matter jurisdiction in such courts.
20.SURVIVAL
The respective rights and obligations of the parties hereunder, including without limitation the Executive's post-termination obligations under Section 9 and Section 10, shall survive any termination of the Executive's employment, or of the Employment Term, to the extent necessary to the agreed preservation of such rights and obligations.

IN WITNESS WHEREOF, the Company has caused the Agreement to be duly executed, and the Executive has hereunto set his hand, as of the day and year first above written.

PHYSICIANS REALTY TRUST

By:	/s/ John T. Thomas
Title:	President & Chief Executive Officer, Physicians Realty Trust

EXECUTIVE

/s/ John W. Lucey
John W. Lucey